SCHEDULE A

TO THE ADMINISTRATION AGREEMENT

(Effective as of June 21, 2014)

JPMorgan Trust 1

Name of Fund
JPMorgan SmartRetirement Income Fund
JPMorgan SmartRetirement 2015 Fund
JPMorgan SmartRetirement 2020 Fund
JPMorgan SmartRetirement 2025 Fund
JPMorgan SmartRetirement 2030 Fund
JPMorgan SmartRetirement 2035 Fund
JPMorgan SmartRetirement 2040 Fund
JPMorgan SmartRetirement 2045 Fund
JPMorgan SmartRetirement 2050 Fund
JPMorgan SmartRetirement 2055 Fund

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JPMorgan Trust I On behalf of itself and each of the Funds listed above

By:	/s/ Laura M. Del Prato
Name:	Laura M. Del Prato
Title:	Treasurer

JPMorgan Funds Management, Inc.

By:	/s/ Robert L. Young
Name:	Robert L. Young
Title:	Managing Director